EXHIBIT 99.1

News Release
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Sitrick and Company, Inc.
Los Angeles/New York


                              Contact:  Rivian Bell
                                        Sitrick and Company, Inc.
                                        (310) 788-2850 (24 hours)
                                        (800) 686-1910 (pager)
For Immediate Release
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           SMITH CORONA AMENDS PLAN OF REORGANIZATION;
                PROVIDES WARRANTS TO SHAREHOLDERS


     New Canaan, Conn. -- July 2, 1996 -- Smith Corona
Corporation today filed an amended Plan of Reorganization and Disclosure Statement with the Bankruptcy Court which contains several new provisions. The amended Plan provides:

     Current shareholders would receive warrants to purchase common stock in the reorganized company. The Plan does not yet specify the ratio of shares of common stock to warrants, the exercise price, or the exercise period, although it is expected that this data will be available by the July 16 hearing on the Disclosure Statement.

     Restrictions on acquisitions of shares to preserve the company's net operating tax loss carryforward and other tax attributes. This "lock-up" provision requires, for approximately two years, written board of director approval for the acquisition of five percent or more of the common stock in the reorganized company.

     A Rights Agreement providing one right to holders of new common stock on the Plan effective date to purchase one unit equal to one one-thousandth of a share of Series A preferred stock. Exercisable for a 10-year period, the Rights are designed as a "poison pill" to preserve shareholder value in the reorganized company. Provisions commonly referred to as "flip ins" and "flip overs" are included in the Agreement.

     "We are pleased to include these provisions that will bring value to existing Smith Corona shareholders and creditors," stated Ronald Stengel, Smith Corona president and chief executive officer. "The committee representing the unsecured creditors is reviewing the amended Plan and analyzing various financial scenarios, the result of which will be reflected in the warrant exercise price and ratio to existing shares. We expect this information to become available by the time the hearing is held on the Disclosure Statement."
     The amended Plan also provides for "convenience class claims," defined as any unsecured claim of $1,500 or less. Under the Plan, such claims, and those unsecured claims which are voluntarily reduced by their holders to $1,500, shall be satisfied by a cash payment equal to 60 percent of the claim for a maximum per-claim payment of $900. No other payment schedules have been changed.
     Smith Corona is a leading worldwide manufacturer and marketer of personal word processors, portable electric typewriters, label printers, and other products and accessories for use in the office, home and school. The company filed under Chapter 11 of the U.S. Bankruptcy Code on July 5, 1995.


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